Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FIRST QUARTER ENDED MARCH 31, 2015

Company to Host Quarterly Conference Call at 9:00 A.M. on April 30, 2015

St. Petersburg, FL - April 29, 2015: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the first quarter ended March 31, 2015.

($ in thousands, except per share and ratios)	Three Months Ended
	March 31,
	2015	2014	Change
Gross premiums written	$106,616	$89,001	19.8%
Gross premiums earned	$115,182	$95,011	21.2%
Ceded premiums earned	$(37,134)	$(30,977)	19.9%
Net premiums earned	$78,048	$64,034	21.9%
Total revenues	$82,396	$67,507	22.1%
Earnings before income tax	$338	$17,696	(98.1)%
Net income	$198	$11,389	(98.3)%
Net income per diluted share	$0.01	$0.65	(98.5)%
Book value per share	$10.14	$8.33	21.7%
Return on average equity, ttm	15.2%	25.0%	-9.8 pts
Loss ratio, net[1]	66.6%	43.2%	23.4 pts
Expense ratio, net[2]	38.6%	34.4%	4.2 pts
Combined ratio (CR)[3]	105.2%	77.6%	27.6 pts
Effect of current year catastrophe losses on CR	19.6%	—%	19.6 pts
Effect of prior year (favorable) development on CR	1.2%	(0.2)%	1.4 pts
Underlying combined ratio[4]	84.4%	77.8%	6.6 pts

1 Loss ratio, net is calculated as losses and loss adjustment expenses (LAE) relative to net premiums earned.
2 Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and expense ratio, net.
4 Underlying combined ratio, a measure that is not based on U.S. generally accepted accounting principles (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

“We continued to grow strongly outside of Florida in Q1, which is consistent with our strategy of building a geographically diversified insurer focused on coastal states,” said John Forney, President and Chief Executive Officer of UPC Insurance. "The highly unusual sequence of severe and concentrated winter storms in the Northeast hurt our results, but they also gave us a chance to show agents and policyholders how well our claims department can respond to catastrophe events. We look forward to continuing to broaden our footprint and expand our top line, both of which should help reduce the overall effect of future catastrophe events on us."

Quarterly Financial Results

Net income for the quarter was $0.2 million, or $0.01 per diluted share, compared to $11.4 million, or $0.65 per diluted share in the first quarter of 2014. The decrease in net income was primarily due to increases in losses and loss adjustment expenses (LAE) resulting from winter storms affecting the Northeast United States, although disproportionate increases in other loss costs and operating expenses also contributed to the decline.

The Company's total gross written premium increased by $17.6 million, or 19.8%, primarily due to the strong organic growth in new and renewal business generated in all states other than Florida and the acquisition of Family Security, which positively impacted the premium growth in Louisiana. The breakdown of quarter-over-quarter changes in both written and assumed premiums by state is shown in the table below.

	Three Months Ended March 31,
Direct Written and Assumed Premium By State	2015	2014	Change	Growth %
Direct written premium
Florida	$71,394	$73,036	$(1,642)	(2.2)%
South Carolina	8,632	6,615	2,017	30.5
Massachusetts	7,056	5,391	1,665	30.9
North Carolina	5,372	1,947	3,425	175.9
Texas	4,767	810	3,957	488.5
Louisiana	4,229	—	4,229	100.0
Rhode Island	3,790	2,681	1,109	41.4
New Jersey	1,720	487	1,233	253.2
Total direct written premium by state	106,960	90,967	15,993	17.6
Assumed premium (1)	(344)	(1,966)	1,622	(82.5)
Total gross written premium	$106,616	$89,001	$17,615	19.8%
1 All assumed premiums are written in Florida due to policy assumptions from Citizens.

Loss and LAE increased $24.3 million, or 87.8%, to $52.0 million for the first quarter of 2015 from $27.7 million for the first quarter of 2014. Loss and LAE expense as a percentage of net earned premiums increased 23.4 points resulting in a net loss ratio of 66.6% for the quarter, compared to a net loss ratio of 43.2% for the same period last year. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the quarter was 31.1%, an increase of 1.8 points from 29.3% during the first quarter of 2014.

UPC Insurance experienced $15.3 million of net catastrophe losses from five separate winter weather events in Massachusetts, Rhode Island and New Jersey resulting in over 1,400 claims. UPC Insurance intends to pursue and maximize all reinsurance recoveries from its catastrophe reinsurance agreements.

UPC Insurance's underlying loss experience (i.e., net of catastrophe losses and prior year development) for the current quarter was driven primarily by an increase in frequency and severity of water related losses in Florida. Loss activity in Southeast Florida, also known as the "Tri-County" area, was particularly unusual with frequency up 28.9% and severity 15.7% higher than the average during the previous eight quarters. When compared to just the first quarter of last year, the Company's Tri-County frequency was unchanged; however, severity in Tri-County was approximately 20.6% higher in the first quarter of 2015 compared to 2014. Most other territories inside and outside of Florida showed limited volatility in either frequency or severity compared to the same period a year ago, as well as to historical long-term averages.

As with the Company's underlying loss results, water related losses in the Florida Tri-County segment were the primary drivers of the $0.9 million of adverse reserve development in the current quarter. Approximately 60.0% of the development occurred in this market segment and approximately 76.1% of the development was from re-opened claims and new lawsuits received during the current quarter with the cause of loss being water-related. The majority of the reserve development was from the 2014 accident year with all other years developing consistent with expectations.

Policy acquisition costs increased $4.0 million, or 26.4%, to $19.2 million for the first quarter of 2015 from $15.2 million for the first quarter of 2014. These costs vary directly with changes in gross premiums earned.

Operating expenses increased to $3.5 million for the first quarter of 2015, from $2.5 million during the same period of last year due to increases in underwriting report costs, licensing costs and systems costs resulting from the Company's ongoing growth and continuing expansion into new states.

General and administrative expenses increased to $7.4 million for the first quarter of 2015, from $4.4 million for the first quarter of 2014 primarily due to increases in personnel costs, information technology investments and professional services related to the Company's continued growth. In addition, the Company continued to insource critical systems and processes for claims and policy administration which resulted in cost redundancies during this transition period.

Combined Ratio Analysis

The Company's GAAP net combined ratio increased 27.6 points to 105.2% for the three months ended March 31, 2015 compared to 77.6% for the same period in 2014. The Company’s underlying net combined ratio, which excludes losses from catastrophes and all effects of reserve development, increased 6.6 points to 84.4% for the first quarter of 2015 compared to 77.8% for the same period in 2014. The net combined ratio increased primarily due to the catastrophe losses discussed earlier, although several other factors contributed to the increase to a lesser degree; the underlying combined ratio increased primarily due to an increase in total operating expenses in 2015 compared to the same period in 2014.

The calculation of the Company's underlying loss and combined ratios is shown below.

($ in thousands except ratios)	Three Months Ended
	March 31,
	2015	2014	Change
Loss and LAE	$51,971	$27,673	$24,298
% of Gross earned premiums	45.1%	29.1%	16.0 pts
% of Net earned premiums	66.6%	43.2%	23.4 pts
Less:
Current year catastrophe losses	$15,259	$—	$15,259
Prior year reserve (favorable) development	945	(142)	1,087
Underlying Loss and LAE*	$35,767	$27,815	$7,952
% of Gross earned premiums	31.1%	29.3%	1.8 pts
% of Net earned premiums	45.8%	43.4%	2.4 pts
Policy acquisition costs	$19,186	$15,180	$4,006
Operating and underwriting	3,541	2,509	1,032
General and administrative	7,401	4,350	3,051
Total Operating Expenses	$30,128	$22,039	$8,089
% of Gross earned premiums	26.2%	23.2%	3.0 pts
% of Net earned premiums	38.6%	34.4%	4.2 pts
Combined Ratio - as % of gross earned premiums	71.3%	52.3%	19.0 pts
Underlying Combined Ratio - as % of gross earned premiums	57.3%	52.5%	4.8 pts
Combined Ratio - as % of net earned premiums	105.2%	77.6%	27.6 pts
Underlying Combined Ratio - as % of net earned premiums	84.4%	77.8%	6.6 pts
* Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

The Company’s gross underlying loss ratio for the first quarter of 2015 increased to 31.1% compared to 29.3% in the first quarter of 2014. This increase was driven primarily by exposure growth and an increase in the frequency and severity of water related losses in Florida. The Company's net underlying loss ratio also increased from 43.4% for 2014 to 45.8% for 2015.

Reinsurance Costs Decreased as a % of Earned Premium for the Quarter

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the first quarter of 2015 were 29.2% of gross premiums earned compared to 29.4% of gross premiums earned for the first quarter of 2014.

Investment Portfolio Highlights

UPC Insurance's cash and investment holdings totaled $477.6 million at March 31, 2015 compared to $443.0 million at December 31, 2014. UPC Insurance's cash and investment holdings consist of investments in 100% investment grade money market instruments, U.S. Government and agency securities and corporate debt. Fixed maturities represented approximately 92.3% of total investments at March 31, 2015 with a modified duration of 4.1 years compared to 92.4% at December 31, 2014 and a modified duration of 3.8 years.

Book Value Analysis

Book value per share increased 4.0% from $9.75 at December 31, 2014, to $10.14 at March 31, 2015 and underlying book value per share increased 3.5% from $9.56 at December 31, 2014 to $9.89 at March 31, 2015. The increase in the Company's book value per share and underlying book value per share was primarily driven by the $13.0 million increase in equity from the acquisition of Family Security during the first quarter of 2015. The Company's underlying book value per share growth was impacted by the increase in accumulated other comprehensive income as shown in the table below.

($ in thousands, except for per share data)	March 31,	December 31,
	2015	2014
Book Value per Common Share
Numerator:
Common shareholders' equity	$217,752	$203,763
Denominator:
Total Shares Outstanding	21,470,371	20,904,414
Book Value Per Common Share	$10.14	$9.75

Book Value per Common Share, Excluding the Impact of Accumulated Other Comprehensive Income
Numerator:
Common shareholders' equity	$217,752	$203,763
Accumulated other comprehensive income	5,488	4,011
Shareholders' Equity, excluding AOCI	$212,264	$199,752
Denominator:
Total Shares Outstanding	21,470,371	20,904,414
Underlying Book Value Per Common Share*	$9.89	$9.56
* Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses and reserve development (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio and prior year development on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these three items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Consolidated net loss ratio excluding the effects of current year catastrophe losses, reserve development (underlying loss ratio) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the consolidated net loss ratio, the effect of current year catastrophe losses on the loss ratio, and the effect of prior year development on the loss ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our consolidated net loss ratio that may be obscured by current year catastrophe losses and prior year development. As discussed previously, these two items can have a significant impact on our consolidated net loss ratio in a given period. The most direct comparable GAAP ratio is our net consolidated Loss and LAE ratio. The underlying loss ratio should not be considered as a substitute for net consolidated loss ratio and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders' equity after excluding accumulated other comprehensive income by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    April 30, 2015 - 9:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q1-2015

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential and commercial property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. Our insurance affiliates write and service property and casualty insurance in Florida, Louisiana, Massachusetts, New Jersey, North Carolina, Rhode Island, South Carolina and Texas and are licensed to write in Alabama, Connecticut, Delaware, Georgia, Hawaii, Maryland, Mississippi, New Hampshire, New York and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release, conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and quarterly report on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended March 31,
	2015	2014
REVENUE:
Gross premiums written	$106,616	$89,001
Decrease in gross unearned premiums	8,566	6,010
Gross premiums earned	115,182	95,011
Ceded premiums earned	(37,134)	(30,977)
Net premiums earned	78,048	64,034
Investment income	2,073	1,467
Net realized gains	122	14
Other revenue	2,153	1,992
Total revenues	$82,396	$67,507
EXPENSES:
Losses and loss adjustment expenses	51,971	27,673
Policy acquisition costs	19,186	15,180
Operating expenses	3,541	2,509
General and administrative expenses	7,401	4,350
Interest expense	83	115
Total expenses	$82,182	$49,827
Income before other income	214	17,680
Other income	124	16
Income before income taxes	$338	$17,696
Provision for income taxes	140	6,307
Net income	$198	$11,389
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains on investments	2,529	2,327
Reclassification adjustment for net realized investment gains	(122)	(14)
Income tax expense related to items of other comprehensive income	(930)	(894)
Total comprehensive income	$1,675	$12,808

Weighted average shares outstanding
Basic	20,752,565	17,458,136
Diluted	21,243,103	17,543,673

Earnings per share
Basic	$0.01	$0.65
Diluted	$0.01	$0.65

Dividends declared per share	$0.05	$0.04

Consolidated Balance Sheets
In thousands

	March 31, 2015	December 31, 2014
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$377,353	$352,630
Equity securities - common and preferred	26,878	25,987
Other investments	4,603	3,010
Total investments	$408,834	$381,627
Cash and cash equivalents	68,802	61,391
Accrued investment income	2,222	2,239
Property and equipment, net	10,189	8,022
Premiums receivable, net	31,021	31,369
Reinsurance recoverable on paid and unpaid losses	4,298	2,068
Prepaid reinsurance premiums	32,881	63,827
Goodwill	5,237	—
Deferred policy acquisition costs	31,791	31,925
Other assets	8,320	1,701
Total Assets	$603,595	$584,169
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$66,646	$54,436
Unearned premiums	230,566	229,486
Reinsurance payable	24,838	45,254
Other liabilities	50,558	37,701
Notes payable	13,235	13,529
Total Liabilities	$385,843	$380,406
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 21,682,454 and 21,116,497 issued; 21,470,371 and 20,904,414 outstanding for 2015 and 2014, respectively	2	2
Additional paid-in capital	95,767	82,380
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	5,488	4,011
Retained earnings	116,926	117,801
Total Stockholders' Equity	$217,752	$203,763
Total Liabilities and Stockholders' Equity	$603,595	$584,169